Exhibit 99.1

Marlin Business Services Corp. Announces Preliminary Estimate of Lease
Portfolio Outstanding in Areas Hardest Hit by Hurricane Katrina

          MOUNT LAUREL, N.J., Oct. 7 /PRNewswire-FirstCall/ -- Marlin Business Services Corp. (Nasdaq: MRLN), a nationwide provider of equipment leasing solutions, announced its preliminary estimate of its total lease portfolio outstanding in the areas hardest hit by Hurricane Katrina. Based on the information currently available (including information obtained from contacting affected customers), Marlin estimates that its total lease portfolio outstanding in this area is approximately $4.8 million, which is less than 1% of its total net investment in direct financing leases.

          About Marlin Business Services Corp.
          Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses. The company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as “small-ticket” leasing (i.e. transactions less than $250,000).  The company was founded in 1997 and completed its initial public offering of common stock November 12, 2003. In addition to Mount Laurel, NJ, Marlin also has regional offices in or near Atlanta, Chicago, Denver and Philadelphia.  For more information, visit http://www.marlincorp.com or call toll free at (888) 479-9111.

CONTACT:  George Pelose of Marlin Business Services Corp.,
+1-888-479-9111 X4142/